Filing pursuant to Rule 424(b)(2)
Registration Statement No. 333-76092

Prospectus Supplement No. 9

(To Prospectus Dated January 3, 2002)

EARTHSHELL CORPORATION
3,457,242 Shares of Common Stock

        You should read this entire prospectus supplement along with our base prospectus dated January 3, 2002, and the other documents incorporated by reference into this prospectus supplement before you invest. These documents contain information you should consider carefully before making your investment decision. You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different or additional information.

        This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of common stock offered hereby. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy our securities in any circumstances in which an offer or solicitation is unlawful.

        Information in this prospectus supplement replaces any inconsistent information in the base prospectus. Information in this prospectus supplement and the accompanying prospectus may change after the date on the front of the applicable document. You should not interpret the delivery of this prospectus supplement or the accompanying prospectus or the sale of the common stock as an indication that there has been no change in our affairs since that date.

        Our principal executive offices are located at 800 Miramonte Drive, Santa Barbara, California 93109. Our telephone number is (805) 897-2294.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THE PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is November 4, 2002.

RECENT DEVELOPMENTS

        On August 21, 2002, we received a notice from the Nasdaq National Market that our common stock may be delisted from that market due to the price of our common stock having closed below $1.00 per share for 30 consecutive trading days. We are currently evaluating various possible courses of action to respond to this notice, including possibly applying to list our common stock on the Nasdaq SmallCap Market. If our common stock is no longer listed on the Nasdaq National Market, it could have a material adverse effect on the liquidity of our common stock and our ability to raise capital through the issuance of additional equity.

USE OF PROCEEDS

        We will use the net proceeds of this offering of our common stock as described in the prospectus. See "Use of Proceeds" beginning on page 19 of the prospectus.

PLAN OF DISTRIBUTION

        To date, and including the issuance and sale of the shares of common stock pursuant to this prospectus supplement, we have issued and sold convertible debentures in the aggregate principal amount of $10,000,000 and 23,722,958 shares of our common stock (which includes 2,024,351 shares of common stock issued upon conversion of $1,000,000 aggregate principal amount of such convertible debentures) pursuant to the prospectus dated January 3, 2002, which is part of our Registration Statement on Form S-3 (File No. 333-76092) for aggregate proceeds of $32,156,640.60. We have also issued warrants to purchase an additional 5,500,000 shares of our common stock pursuant to such prospectus, although warrants to purchase 3,000,000 of such shares expired without being exercised by the holders thereof.

        On November 4, 2002, we entered into six subscription agreements (the "Purchase Agreements") with institutional investors (the "Purchasers") providing for the issuance and sale to the Purchasers of an aggregate of 3,457,242 shares of our common stock at a negotiated purchase price of $0.70 per share for aggregate consideration of $2,420,069.40.

        In addition, we have agreed to pay Roth Capital Partners, LLC a placement fee equal to 7.5% of the proceeds from the offering, or $150,000. We will not pay any other compensation in connection with the sale of the shares of common stock pursuant to the Purchase Agreement.

        Pursuant to an engagement letter dated September 17, 2002, as amended on November 1, 2002, we have engaged Roth Capital to act as our exclusive placement agent in connection with offerings of securities under our shelf Registration Statement on Form S-3 (File No. 333-76092). The term of our engagement of Roth Capital is until December 17, 2002. Under the terms of the engagement letter, Roth Capital will assist us in raising capital on a "best efforts" basis, and is not obligated purchase or acquire any of our securities. With respect to offerings consummated during the term of the engagement, we have agreed to pay Roth Capital a placement fee of 7.5% of the gross proceeds received from the sale of securities. Under certain circumstances, the engagement letter would require us to pay a placement fee to Roth Capital in connection with an offering consummated during a period of up to six months following the termination of the engagement. In addition, we have agreed to reimburse Roth Capital for up to $25,000 of its out-of- pocket expenses, including the fees and expenses of Roth Capital's legal counsel, incurred in connection with the engagement. We have also agreed to indemnify Roth Capital against certain liabilities arising in connection with the engagement, including liabilities under federal securities laws.

MARKET FOR OUR COMMON STOCK

        Our common stock is listed on the NASDAQ National Market under the symbol "ERTH". On October 31, 2002, the closing price per share of our common stock was $0.74. The common stock sold under this prospectus supplement will be listed on the NASDAQ National Market after we notify the NASDAQ National Market that the shares have been issued. As of October 31, 2002, and including the shares of our common stock issued pursuant to this prospectus supplement, we had 144,598,355 shares of common stock outstanding.

LEGAL MATTERS

        The legality of the shares of common stock offered hereby is being passed upon by Gibson, Dunn & Crutcher LLP, Los Angeles, California.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. Forward-looking statements can typically be identified by the use of forward-looking words, such as "may," "will," "could," "project," "believe," anticipate," "expect," "estimate," "continue," "potential," "plan," "forecasts," and the like. These statements appear in a number of places in this prospectus and include statements regarding our intentions, plans, strategies, beliefs or current expectations and those of our directors or our officers with respect to, among other things:

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  our financial prospects;

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  our financing plans;

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  trends affecting our financial condition or operating results;

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  our strategies for growth, operations, and product development and commercialization; and

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  conditions or trends in or factors affecting the foodservice disposables industry.

        Forward-looking statements do not guarantee future performance and involve risks and uncertainties that could cause actual results to differ materially from those anticipated. The information contained in this prospectus, or incorporated by reference, identifies important factors that could cause such differences.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

Page
RECENT DEVELOPMENTS	S-1
USE OF PROCEEDS	S-1
PLAN OF DISTRIBUTION	S-1
MARKET FOR OUR COMMON STOCK	S-2
LEGAL MATTERS	S-2
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	S-2

PROSPECTUS